Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated September 9, 2026 relating to the consolidated financial statements of InMed Pharmaceuticals Inc. appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CBIZ CPAS P.C.

New York, New York

September 9, 2026